SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1

TO

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

FLEETWOOD ENTERPRISES, INC.

(Name of Subject Company (Issuer)

FLEETWOOD ENTERPRISES, INC.

(Name of Filing Person (Issuer)

5% Convertible Senior Subordinated Debentures due 2023
(Title of Class of Securities)

(339099AC7 and 339099AD5)
(CUSIP Number of Class of Securities)

Leonard J. McGill, Esq.
Senior Vice President, Corporate Development, General Counsel & Secretary
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(951) 351-3500
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

with copies to:

Steven R. Finley, Esq. James J. Moloney, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000	James R. Tanenbaum, Esq. Morrison & Forester LLP 1290 Avenue of the Americas New York, New York 10104 (212) 336-4335

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$100,000,000	$3,930

*

Estimated solely for the purpose of determining the amount of the filing fee.  The transaction value is $100,000,000, which is based on the aggregate principal amount of the 5% Convertible Senior Subordinated Debentures due 2023 (the “Old Debentures”) that are sought for exchange, as of one day prior to the filing date of this Schedule TO.

**	Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed October 30, 2008.

☒

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	Amount Previously Paid: $3,930	Filing Party: Fleetwood Enterprises, Inc.
	Form or Registration No.: Form S-4 333-154840	Date Filed: October 30, 2008
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes to designate any transactions to which the statement relates:
	☐	third party tender offer subject to Rule 14d-1.
	☒	issuer tender offer subject to Rule 13e-4.
	☐	going-private transaction subject to Rule 13e-3.
	☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

INTRODUCTORY STATEMENT

This Amendment No. 1 to the Tender Offer Statement on Schedule TO (the “Amendment”) amends and supplements the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Fleetwood Enterprises, Inc., a Delaware corporation (the “Company”), on October 30, 2008.  This Amendment relates to the Company’s offer to exchange (the “Exchange Offer”) up to $103,000,000 aggregate principal amount of our new 14% Senior Secured Notes due 2011 (the “New Notes”) and up to 14,000,000 shares of our common stock, having an aggregate value of up to $10,500,000 (the “Shares”), for any and all of the Company’s currently outstanding 5% Convertible Senior Subordinated Debentures due 2023 (“Old Debentures”) validly tendered and accepted in accordance with the terms and subject to the conditions set forth in the Prospectus forming a part of the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2008 (as amended on November 28, 2008, and as may be further amended from time to time, the “Registration Statement”), and in the related Letter of Transmittal, which are filed as exhibits (a)(1)(A) and (a)(1)(B) to this Amendment, respectively.

This Amendment is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(3) promulgated under the Securities Exchange Act of 1934, as amended.

Item 2.            Subject Company Information.

Item 2 of the Schedule TO is hereby amended and supplemented as follows:

(a)           Name and Address.

Fleetwood Enterprises, Inc. is the subject company and the issuer of the Old Debentures.  The address of the Company’s principal executive offices is 3125 Myers Street, Riverside, California 92503 and its telephone number is (951) 351-3500.

(b)           Securities.

The subject securities consist of $100,000,000 aggregate principal amount of the Company’s outstanding Old Debentures.

(c)           Trading and Market Price.

The Old Debentures are not listed on any national securities exchange but are eligible for trading in The PORTAL Market. To the knowledge of the Company, there is no established public trading market for the Old Debentures except for limited or sporadic quotations.

Item 5.            Past Contacts, Transactions, Negotiations and Agreements.

Item 5 of the Schedule TO is hereby amended and supplemented as follows:

(e)           Agreements Involving the Subject Company’s Securities.

Agreements Relating to the Old Debentures

The Company entered into the following agreement relating to the Old Debentures (which is filed as an exhibit to this Amendment): Indenture, dated as of December 22, 2003, between the Company and The Bank of New York, as trustee.  A summary of material provisions relating to the Old Debentures can be found in the Prospectus under the section captioned “Summary” (more specifically, under the subsection captioned “Summary of Differences Between the Old Debentures and the New Notes”) and is incorporated herein by this reference.

Agreements Relating to Other Debentures

The Company entered into the following agreements relating to its 6% Convertible Subordinated Debentures due 2028 (each of which is filed as an exhibit to this Amendment): (a) Indenture, dated as of February 10, 1998, by and between the Company and The Bank of New York, as trustee; and (b) Preferred Securities Guarantee Agreement, dated as of February 10, 1998, by and between the Company and The Bank of New York, as preferred guarantee trustee.  Material provisions relating to the 6% Convertible Subordinated Debentures can be found in the Company’s Registration Statement on Form S-4, filed on April 9, 1998, under the section captioned “Description of Fleetwood Capital Stock” and are incorporated herein by this reference.

Other Agreements

Certain of the Company’s directors and employees are parties to equity compensation plans relating to the Company’s common stock (each of which is filed as an exhibit to this Amendment).  Moreover, certain of the Company’s executive officers are parties to executive employment agreements that include awards of the Company’s common stock (each of which is filed as an exhibit to this Amendment).  Material provisions relating to these agreements can be found in the Company’s Proxy Statement on Schedule 14A, filed with the SEC on August 18, 2008, under the sections captioned “Compensation Discussion and Analysis” and “Director and Executive Officer Compensation” and are incorporated herein by this reference.

Capital Stock

The Company entered into the following agreements relating to its capital stock (each of which is filed as an exhibit to this Amendment): (a) Amended and Restated Stock Purchase Agreement dated as of May 12, 2008 among Fleetwood Enterprises, Inc., Fleetwood Holdings, Inc., FTCA, LLC and FTCA Real Estate, LLC; (b) Amended and Restated Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock; and (c) Amended and Restated Declaration of Trust of Fleetwood Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust.  The information set forth in the Prospectus in the sections entitled “The Exchange Offer” and “Description of Capital Stock,” and in the related letter of transmittal, is incorporated herein by reference in response to this item.

Item 8.            Interest in the Securities of the Subject Company.

Item 8 is hereby amended and supplemented as follows:

(a)           Securities Ownership.

To the knowledge of the Company, none of its directors, executive officers or controlling persons, or any of their affiliates, beneficially own any of the Old Debentures.

(b)           Securities Transactions.

Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of its directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Old Debentures during the 60 days prior to the date hereof.

Item 10.    Financial Statements.

(a)           Financial Information.

The following financial statements and financial information are incorporated herein by reference:

(1)           The audited financial statements as of April 27, 2008 and April 29, 2007 and each of the three years in the period ended April 27, 2008 and the unaudited financial statements as of July 27, 2008 and the thirteen week periods ended July 27, 2008 and July 29, 2007 set forth in the Company’s Current Report on Form 8-K filed on November 28, 2008.

(2)           The information set forth in the Prospectus in the section entitled “Ratios of Earnings to Fixed Charges.”

(3)           At July 27, 2008, the book value per share of the Company’s common stock was $1.26.

(b)           Pro Forma.

The pro forma financial statements of the Company included in the Prospectus under the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements”) are incorporated by reference in answer to Item 10(b) of this Schedule TO.

Item 12.         Exhibits.

Item 12 is hereby amended and supplemented as follows:

Exhibit Number	Description

(a)(1)(A)	Prospectus (incorporated herein by reference to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(B)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(C)

Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(D)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(E)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(F)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(5)(A)

Press Release dated October 30, 2008 (filed on Form 8-K on October 30, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4 under the Securities Exchange Act of 1934.

(a)(5)(B)

Press Release dated November 6, 2008 (filed on Form 8-K on November 6, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b)	Not applicable.

(d)(1)

Form of Indenture relating to 14% Senior Secured Notes due 2011, by and between Fleetwood Enterprises, Inc. and an entity to be named, as Trustee (incorporated herein by reference to Exhibit 4.10 to the Registration Statement on Form S-4, as amended, filed on November 28, 2008).

(d)(2)	Form of Senior Secured Note due 2011 (included in Exhibit (d)(1)) (incorporated herein by reference to Exhibit 4.11 to the Registration Statement on Form S-4 filed on October 30, 2008).

(d)(3)

Amended and Restated Stock Purchase Agreement dated as of May 12, 2008 among Fleetwood Enterprises, Inc., Fleetwood Holdings, Inc., FTCA, LLC, and FTCA Real Estate, LLC (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2008).

(d)(4)

Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(5)

Amended and Restated Declaration of Trust of Fleetwood Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated herein by reference to our Registration Statement on Form S-4 filed on April 9, 1998).

(d)(6)	Form of employment agreement between Fleetwood and senior executive officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(7)	Form of employment agreement re: change in control between Fleetwood and senior officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(8)	Amended and Restated Deferred Compensation Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 1996).

(d)(9)	Amended and Restated Supplemental Benefit Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(10)	2005 Deferred Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 23, 2005).

(d)(11)	Amended and Restated Benefit Restoration Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(12)	Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(13)	Amended and Restated 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(14)	Securities Purchase Agreement, dated as of July 26, 2006 (incorporated herein by reference to our Current Report on Form 8-K filed on July 28, 2006).

(d)(15)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on May 19, 2005).

(d)(16)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on December 17, 2004).

(d)(17)	Alternative Form of Non-Qualified Stock Option Agreement for 1992 Stock-Based Incentive Compensation Plan (incorporated by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(18)	Employment agreement between Fleetwood and Elden L. Smith as of March 8, 2005 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(19)	Description of Director cash compensation (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(20)	Elden L. Smith Stock Option Plan and Agreement (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(21)

Form of Employment Agreement between Fleetwood and certain senior executive officers, adopted July 2002 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 2002).

(d)(22)	Form of Non-Qualified Stock Option Agreement for 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(23)	2002 Long-Term Performance Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended October 27, 2002).

(d)(24)	Form of Non-Qualified Stock Option Agreement for 1992 Stock Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(25)	2005 Senior Executive Short-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit A to our Definitive Proxy Statement filed on August 12, 2005).

(d)(26)	Amendment to Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on June 15, 2006).

(d)(27)	Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(28)	Fleetwood Enterprises, Inc. Form of Restricted Stock Award Agreement dated September 13, 2007 (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(29)	Form of executive officer employment agreement (incorporated herein by reference to our Current Report on Form 8-K filed on January 24, 2007).

(d)(30)	Form of executive officer employment agreement (amending 2001 form) (incorporated herein by reference to Exhibit 10.1 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(31)	Form of executive officer employment agreement (amending post-2001 form) (incorporated herein by reference to Exhibit 10.2 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(32)	Form of executive officer change-in-control agreement (incorporated herein by reference to Exhibit 10.3 in our Current Report on Form 8-K filed on November 16, 2007).

(g)	Not applicable.

(h)	Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule TO is true, complete and correct.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Elden L. Smith
Elden L. Smith
President and Chief Executive Officer

Date: November 26, 2008

Index to Exhibits

Exhibit Number	Description

(a)(1)(A)	Prospectus (incorporated herein by reference to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(B)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(C)

Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(D)	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(E)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(1)(F)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on October 30, 2008).

(a)(5)(A)

Press Release dated October 30, 2008 (filed on Form 8-K on October 30, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4 under the Securities Exchange Act of 1934.

(a)(5)(B)

Press Release dated November 6, 2008 (filed on Form 8-K on November 6, 2008 pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b)	Not applicable.

(d)(1)

Form of Indenture relating to 14% Senior Secured Notes due 2011, by and between Fleetwood Enterprises, Inc. and an entity to be named, as Trustee (incorporated herein by reference to Exhibit 4.10 to the Registration Statement on Form S-4, as amended, filed on November 28, 2008).

(d)(2)	Form of Senior Secured Note due 2011 (included in Exhibit (d)(1)) (incorporated herein by reference to Exhibit 4.11 to the Registration Statement on Form S-4 filed on October 30, 2008).

(d)(3)

Amended and Restated Stock Purchase Agreement dated as of May 12, 2008 among Fleetwood Enterprises, Inc., Fleetwood Holdings, Inc., FTCA, LLC, and FTCA Real Estate, LLC (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2008).

(d)(4)

Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(5)

Amended and Restated Declaration of Trust of Fleetwood Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated herein by reference to our Registration Statement on Form S-4 filed on April 9, 1998).

(d)(6)	Form of employment agreement between Fleetwood and senior executive officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(7)	Form of employment agreement re: change in control between Fleetwood and senior officers (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 29, 2001).

(d)(8)	Amended and Restated Deferred Compensation Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 1996).

(d)(9)	Amended and Restated Supplemental Benefit Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(10)	2005 Deferred Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 23, 2005).

(d)(11)	Amended and Restated Benefit Restoration Plan (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28 1996).

(d)(12)	Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(13)	Amended and Restated 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended January 25, 2004).

(d)(14)	Securities Purchase Agreement, dated as of July 26, 2006 (incorporated herein by reference to our Current Report on Form 8-K filed on July 28, 2006).

(d)(15)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on May 19, 2005).

(d)(16)	Description of amendments to terms of certain executive compensation (incorporated herein by reference to our Current Report on Form 8-K filed on December 17, 2004).

(d)(17)	Alternative Form of Non-Qualified Stock Option Agreement for 1992 Stock-Based Incentive Compensation Plan (incorporated by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(18)	Employment agreement between Fleetwood and Elden L. Smith as of March 8, 2005 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(19)	Description of Director cash compensation (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(20)	Elden L. Smith Stock Option Plan and Agreement (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 24, 2005).

(d)(21)

Form of Employment Agreement between Fleetwood and certain senior executive officers, adopted July 2002 (incorporated herein by reference to our Annual Report on Form 10-K for the year ended April 28, 2002).

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(d)(22)	Form of Non-Qualified Stock Option Agreement for 1992 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(23)	2002 Long-Term Performance Plan (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended October 27, 2002).

(d)(24)	Form of Non-Qualified Stock Option Agreement for 1992 Stock Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 16, 2004).

(d)(25)	2005 Senior Executive Short-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit A to our Definitive Proxy Statement filed on August 12, 2005).

(d)(26)	Amendment to Amended and Restated 1992 Stock-Based Incentive Compensation Plan (incorporated herein by reference to our Current Report on Form 8-K filed on June 15, 2006).

(d)(27)	Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(28)	Fleetwood Enterprises, Inc. Form of Restricted Stock Award Agreement dated September 13, 2007 (incorporated herein by reference to our Current Report on Form 8-K filed on September 19, 2007).

(d)(29)	Form of executive officer employment agreement (incorporated herein by reference to our Current Report on Form 8-K filed on January 24, 2007).

(d)(30)	Form of executive officer employment agreement (amending 2001 form) (incorporated herein by reference to Exhibit 10.1 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(31)	Form of executive officer employment agreement (amending post-2001 form) (incorporated herein by reference to Exhibit 10.2 in our Current Report on Form 8-K filed on November 16, 2007).

(d)(32)	Form of executive officer change-in-control agreement (incorporated herein by reference to Exhibit 10.3 in our Current Report on Form 8-K filed on November 16, 2007).

(g)	Not applicable.

(h)	Not applicable.

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